Exhibit 99.1

Consolidated Financial Statements

Statement of Responsibility

for the Consolidated Financial Statements

of the Province of Nova Scotia

Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance and Treasury Board by the Controller in accordance with Canadian public sector accounting standards.

The consolidated financial statements include a Consolidated Statement of Financial Position, Consolidated Statement of Operations and Accumulated Deficits, Consolidated Statement of Changes in Net Debt, Consolidated Statement of Cash Flow, and notes to the consolidated financial statements. They present fairly, in all material respects, the financial position and the results of operations for the year ended March 31, 2021. The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained.

Under the mandate in Section 19 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Geoffrey Gatien, CPA, CA

Associate Deputy Minister and Controller

Auditor General of Nova Scotia	5161 George Street Royal Centre, Suite 400 Halifax, Nova Scotia B3J 1M7

Independent Auditor’s Report

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2021, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt and consolidated statement of cash flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2021, and its consolidated results of operations, consolidated changes in its net debt and its consolidated cash flow for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Province of Nova Scotia in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key Audit Matters

Key audit matters are those matters that, in my professional judgement, were of most significance to the audit of the consolidated financial statements of the Province of Nova Scotia for the current year. In applying my professional judgement to determine key audit matters, I considered those matters that are complex, have a high degree of uncertainty, or are important to the public because of their significance.

The key audit matters were addressed in the context of my audit of the consolidated financial statements of the Province of Nova Scotia as a whole, and in forming my opinion thereon. I do not provide a separate opinion on these matters. Key audit matters are as follows:

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Major tax revenues (PIT, CIT, HST)

Major tax revenues include personal income tax (PIT), corporate income tax (CIT), and harmonized sales tax (HST) and were determined to be a key audit matter because:

• Major tax revenues are material and are based on management’s best estimates using statistical models and assumptions regarding future events; and

• Significant uncertainty is present in these estimates, as they involve forecasting future economic and tax filing data since there is a delay in when the Province receives actual results (i.e. once personal tax returns are filed). This uncertainty has increased due to the unprecedented impact of COVID-19 on the Province.

Major tax revenues are disclosed in:

• Note 1, Financial Reporting and Accounting Policies; and

• Schedule 1, Revenue.

We concluded that major tax revenues are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

• Obtaining an understanding of the systems, processes, and controls over major tax revenues.

• Testing the underlying data used in the various tax revenue estimation models and reviewing evidence to support the key assumptions.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Pension, retirement and other obligations

Pension, retirement, and other obligations are a key audit matter because:

• The Province’s liability is material and is determined by an actuarial expert;

• Significant uncertainty exists as the liability is based on detailed actuarial assumptions which are subject to change in the future; and

• Amounts recorded in the financial statements may materially change as assumptions vary.

Pension, retirement, and other obligations are disclosed in:

• Note 1, Financial Reporting and Accounting Policies; and

• Note 4, Pension, Retirement and Other Obligations.

We concluded that pension, retirement, and other obligations are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

• Obtaining an understanding of the systems, processes, and controls used to value the liability.

• Testing the employee data used by the Province’s actuary in their valuation for accuracy and completeness.

• Relying on the work of the Province’s consulting actuary.

• Testing the underlying data used in the valuation of the Province’s liability and reviewing evidence to support the key assumptions used.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Liabilities for contaminated sites

Liabilities for contaminated sites are a key audit matter because:

• The liabilities are subject to significant uncertainty, are material and are estimates of the future costs required to complete the necessary clean-up of the Province’s contaminated sites;

• The Province identified 133 contaminated and other environmental sites which are at various stages of evaluation. A liability has been recorded for 42 sites; and

• In the future, as additional environmental investigations are completed, it may be possible that the Province will need to account for additional liabilities related to these sites if it determines that contamination exceeds an environmental standard, a reasonable estimate of the related remediation costs can be made, and it is expected future economic benefits will be given up to remediate the sites.

Liabilities for contaminated sites are disclosed in:

• Note 1, Financial Reporting and Accounting Policies; and

• Note 9, Contaminated Sites.

We concluded that liabilities for contaminated sites are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

This matter was addressed by:

• Obtaining an understanding of the systems, processes, and controls relating to identifying and evaluating contaminated sites.

• Assessing the reasonability of clean-up costs for contaminated sites, including changes to the Province’s estimated costs to clean up Boat Harbour.

• Assessing the Province’s accounting for liabilities associated with the clean up of abandoned mine sites based on the criteria for recognition in accordance with Canadian public sector accounting standards.

• Reviewing the Province’s disclosure of the uncertainty associated with this liability to ensure it is appropriate in accordance with Canadian public sector accounting standards.

Other Information

The Government of Nova Scotia is responsible for the other information. The other information comprises the information included in Volume 1 of the Public Accounts of Nova Scotia, but does not include the consolidated financial statements and my auditor’s report thereon, which I obtained prior to the date of this auditor’s report, and the Form 18-K Securities and Exchange Commission filing, which is expected to be made available to us after that date.

My opinion on the consolidated financial statements does not cover the other information and I do not and will not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information that I obtained prior to the date of this auditor’s report, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

When I read the Form 18-K Securities and Exchange Commission filing, if I conclude that there is a material misstatement therein, I am required to communicate the matter to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian Public Sector Accounting Standards (PSAS), and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Province of Nova Scotia’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern assumption. The going concern basis of accounting has been used in the preparation of the consolidated financial statements, as the Province of Nova Scotia continues to operate as a going concern.

Those charged with governance are responsible for overseeing the Province of Nova Scotia’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province of Nova Scotia’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province of Nova Scotia’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the Province of Nova Scotia to cease to continue as a going concern.

•

Evaluate the overall presentation, structure, and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province of Nova Scotia to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision, and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide those charged with governance with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

Kim Adair-MacPherson, FCPA, CA, ICD.D
Auditor General of Nova Scotia

Halifax, Nova Scotia
September 13, 2021

Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2021

($ thousands)

	2021	2020
Financial Assets
Cash and Short-Term Investments	1,697,375	1,219,037
Accounts Receivable	966,269	1,067,581
Inventories for Resale	3,180	2,862
Loans Receivable (Schedule 3)	2,238,330	2,247,429
Investments (Schedule 3)	158,015	166,187
Investment in Government Business Enterprises (Schedule 6)	329,493	329,465
	5,392,662	5,032,561

Liabilities
Bank Advances and Short-Term Borrowings	1,200,635	1,275,824
Accounts Payable and Accrued Liabilities	1,893,450	1,653,378
Deferred Revenue (Note 3)	279,408	247,998
Accrued Interest	199,453	191,814
Pension, Retirement and Other Obligations (Note 4)	2,803,874	2,694,329
Liabilities for Contaminated Sites (Note 9)	412,978	398,909
Unmatured Debt (Schedules 4 and 5)	14,812,829	13,683,163
Unamortized Foreign Exchange Translation Gains and Losses, Premiums and Discounts	190,798	129,543
	21,793,425	20,274,958

Net Debt	(16,400,763)	(15,242,397)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	7,126,376	6,365,379
Inventories of Supplies	148,468	87,489
Prepaid Expenses	35,112	40,317
	7,309,956	6,493,185

Accumulated Deficits	(9,090,807)	(8,749,212)

Restricted Assets (Note 2)

Contingencies and Contractual Obligations/Rights (Note 10)

Trust Funds Under Administration (Note 12)

Impact of COVID-19 Pandemic (Note 15)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations and Accumulated Deficits

For the fiscal year ended March 31, 2021

($ thousands)

	Adjusted
	Estimate 2021	Actual 2021	Actual 2020
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	6,191,370	5,664,531	6,163,195
Other Provincial Revenue	1,433,401	1,485,301	1,552,114
Net Income from Government Business Enterprises (Schedule 6)	391,814	384,261	388,621
Investment Income	168,688	146,507	208,482
	8,185,273	7,680,600	8,312,412
Federal Sources	4,278,397	4,605,267	3,971,431
Total Revenue	12,463,670	12,285,867	12,283,843

Expenses (Schedule 2)
Agriculture	48,062	54,186	58,042
Business	160,281	164,048	211,390
Communities, Culture and Heritage	100,184	119,859	105,578
Community Services	1,002,202	1,016,984	994,833
Education and Early Childhood Development	1,842,645	1,844,466	1,810,882
Energy and Mines	63,735	60,721	34,242
Environment	101,877	133,302	99,032
Finance and Treasury Board	24,282	23,456	122,093
Fisheries and Aquaculture	18,093	14,963	21,797
Health and Wellness	4,952,830	5,245,728	4,870,848
Justice	374,397	389,257	365,870
Labour and Advanced Education	461,582	475,371	468,989
Assistance to Universities	433,420	475,447	447,789
Lands and Forestry	82,619	107,628	83,473
Municipal Affairs and Housing	444,295	472,260	446,519
Public Service	140,337	141,996	138,130
Seniors	2,711	2,575	2,716
Service Nova Scotia and Internal Services	299,618	299,546	295,110
Transportation and Infrastructure Renewal	537,991	580,936	591,408
Restructuring Costs	341,032	81,455	170,662
Pension Valuation Adjustment (Note 4)	75,832	61,066	50,439
Refundable Tax Credits	131,451	123,842	64,391
Net Loss on Disposal of Crown Assets	—	4,218	—
Debt Servicing Costs (Note 6)	769,168	734,152	827,323
Total Expenses (Note 7)	12,408,644	12,627,462	12,281,556

Provincial Surplus (Deficit)	55,026	(341,595)	2,287

Accumulated Deficits, Beginning of Year		(8,749,212)	(8,751,499)
Accumulated Deficits, End of Year		(9,090,807)	(8,749,212)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2021

($ thousands)

	Adjusted
	Estimate 2021	Actual 2021	Actual 2020
Net Debt, Beginning of Year	(15,242,397)	(15,242,397)	(14,992,969)

Changes in the Year
Provincial Surplus (Deficit)	55,026	(341,595)	2,287
Acquisitions and Transfers of Tangible Capital Assets	(1,042,407)	(1,208,207)	(665,241)
Amortization of Tangible Capital Assets	452,804	442,190	440,228
Disposals of Tangible Capital Assets	—	5,020	2,292
Acquisitions of Inventories of Supplies	—	(60,979)	(9,495)
Use (Acquisitions) of Prepaid Expenses	—	5,205	(19,499)
Total Changes in the Year	(534,577)	(1,158,366)	(249,428)

Net Debt, End of Year	(15,776,974)	(16,400,763)	(15,242,397)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 4

Province of Nova Scotia

Consolidated Statement of Cash Flow

For the fiscal year ended March 31, 2021

($ thousands)

	2021	2020
Operating Transactions
Provincial Surplus (Deficit)	(341,595)	2,287
Sinking Fund and Public Debt Management Fund Earnings	(57,802)	(93,670)
Amortization of Premiums and Discounts on Unmatured Debt	(5,982)	(1,156)
Net Income from Government Business Enterprises (Schedule 6)	(384,261)	(388,621)
Profit Distributions from Government Business Enterprises	384,233	325,969
Amortization of Tangible Capital Assets (Schedule 7)	442,190	440,228
Loss (Gain) on Disposal of Tangible Capital Assets	4,401	(454)
Net Change in Other Items (Note 8)	372,766	(45,620)
	413,950	238,963
Investing Transactions
Repayment of Loans Receivable	385,717	284,589
Advances and Investments	(373,459)	(416,228)
Write-offs	5,013	110,892
	17,271	(20,747)
Capital Transactions
Acquisition of Tangible Capital Assets	(1,208,207)	(665,241)
Proceeds from Disposal of Tangible Capital Assets	619	2,746
	(1,207,588)	(662,495)
Financing Transactions
Debentures and Other Debt Issued	2,422,363	1,654,167
Amortization of Foreign Exchange Gains and Other Items	3,838	(16,547)
Net Sinking Fund Withdrawals (Instalments)	(17,899)	837,519
Repayment of Debentures and Other Long-Term Obligations	(1,153,597)	(2,125,309)
	1,254,705	349,830

Cash Inflows (Outflows)	478,338	(94,449)
Cash Position, Beginning of Year	1,219,037	1,313,486
Cash Position, End of Year	1,697,375	1,219,037

Cash Position Represented by:
Cash and Short-Term Investments	1,697,375	1,219,037

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

1. Financial Reporting and Accounting Policies

The Province’s consolidated financial statements are prepared in accordance with Canadian public sector accounting standards using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of government components within the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trust funds that are administered by the Province but not controlled are excluded from the GRE and disclosed in Note 12.

(b)	Principles of Consolidation

A government component is not a separate entity but is an integral part of government, such as a department, agency, or public service unit within the General Revenue Fund, or a special purpose fund. A GU is a government organization that is not a GBE, GPA, or government component. GUs include certain boards, commissions, service organizations, and government not-for-profit entities. The accounts of government components and GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization balances and transactions are eliminated.

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and organizations outside of the Province’s GRE as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis. Their accounting principles are not adjusted to conform with those of the Province. The total net assets of all GBEs are reported as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position. The total net income from all GBEs is reported separately as revenue on the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. The Province’s interest in partnerships is accounted for using the modified equity method, as GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method.

A complete listing of the organizations within the Province’s GRE is provided in Schedule 10.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

1.   Financial Reporting and Accounting Policies (continued)

(c)	Presentation of Estimates

Each year, the Province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the Province presented by the government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the government’s policies, programs, and priorities. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the estimates in Budget 2020-21, tabled on February 25, 2020, were adjusted on a line-by-line basis by grossing up the associated revenues and expenses with those of the Province’s governmental units in order to properly reflect the estimates on a comparative basis in these consolidated financial statements.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis in the fiscal year that the events giving rise to the revenues occurred. Revenues from personal and corporate income taxes and harmonized sales taxes are recorded in the year in which the taxable event occurs based upon estimates using statistical models after considering certain non-refundable tax credits and other adjustments from the federal government. As actual or more current economic data and information from the federal government becomes available for prior years, adjustments to tax revenues are recorded in the current year. Non-refundable personal and corporate income tax credits are tax concessions (relief of taxes owing), which are recorded as reductions to the corresponding tax revenues. Refundable personal and corporate income tax credits are transfers made through the tax system (financial benefits other than relief of taxes owing), which are recorded as expenses, not as reductions to tax revenues. Petroleum royalties are recorded based upon estimates using economic models and may be adjusted in the current year based on updated forecasts, as well as estimated abandonment costs for the future decommissioning or restoration of offshore field assets.

Government transfers received for operating purposes are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria (if any) are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and are recognized as revenue as the stipulations are satisfied.

Government transfers received for capital purposes and contributed assets are recognized as revenue in the period that the tangible capital assets are acquired. Capital transfers that have been received in advance of project completion are recorded as deferred revenue and are recognized as revenue as the related eligible expenditures are incurred.

Expenses

Expenses are recorded on the accrual basis in the fiscal year that the events giving rise to the expenses occurred and are reported in more detail in Note 7, Expenses by Object. Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) the transfer being authorized and all eligibility criteria are met by the recipients, and 2) time of the payment.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

1. Financial Reporting and Accounting Policies (continued)

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximates market value, and include R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 0.14 per cent at year-end.

Accounts Receivable are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable and Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan or date of the investment. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules. Any write-down of a loan or investment to reflect a loss in value is not reversed if there is a subsequent increase in value. Any write-offs must be approved by Governor in Council.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost, which approximates market value. At year-end, short-term Canadian dollar borrowings had a weighted average interest rate of 0.13 per cent.

Deferred Revenue is recorded when funds received are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized as revenue as the stipulations are met, funds are used for their intended purpose, or related eligible capital expenditures are incurred.

Pension, Retirement and Other Obligations include various employee future benefit plans, including accumulated sick leave benefits, where responsibility for the provision of benefits rests with the Province. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long term. The projected benefit actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period.

Liabilities for Contaminated Sites are recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amounts can be made. Contaminated sites are a result of any chemical, organic, radioactive material, or live

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

1. Financial Reporting and Accounting Policies (continued)

organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard. These liabilities include the costs directly attributable to remediation activities, including costs related to post-remediation operation, maintenance, and monitoring that are an integral part of the remediation strategy. They are measured based on the best estimate of the expenditures required to complete the remediation, net of any expected recoveries. The carrying amounts of liabilities for contaminated sites are reviewed at each financial reporting date and updated as additional information is available. Any revisions to the amounts previously recognized are accounted for in the period in which the revisions are made.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, capital leases, and long-term debt related to Public-Private Partnership (P3) assets. Debt is recorded at par, net of sinking funds, which include the Public Debt Management Funds. Under P3 arrangements, the Province uses private sector partners to design, build, finance, and maintain certain infrastructure assets. Assets procured through P3s are recognized as tangible capital assets, and the related long-term obligations are recognized as other unmatured debt in these consolidated financial statements as the assets are constructed.

Hedge accounting is used when financial instruments form a hedging relationship, which is highly effective, and is considered to be consistent with the Province’s financial risk management goals. To have reasonable assurance of the effectiveness of a hedging relationship, the Province must expect the relationship to be effective in achieving offsetting changes in the fair value or cash flows of the hedged item and the hedging item.

Hedge effectiveness requires a high correlation of changes in fair values or cash flows. To ensure effectiveness, the Province employs non-speculative derivatives that match the critical terms of the underlying hedged item. Hedging relationships include synthetic instruments, which involve relationships between two or more assets or liabilities with matching terms for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Management Fund investments are recorded at cost, netted against unmatured debt, and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are recorded as part of sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Unrealized foreign exchange gains and losses on the translation of foreign currency are deferred and amortized on a straight-line basis over the remaining term of the related monetary item.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances, and installments are charged to debt servicing costs except as noted above.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

1. Financial Reporting and Accounting Policies (continued)

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the consolidated financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt is measured as the difference between the Province’s liabilities and financial assets, which represents the accumulation of all past annual surpluses/deficits and cumulative net acquisitions of non-financial assets.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. They are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, design, construction, development, installation, and betterment of the tangible capital asset, as well as interest related only to the financing of P3 assets during construction. Tangible capital assets include land, land improvements, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Tangible capital assets are written down when conditions indicate that they no longer contribute to the Province’s ability to provide services, or when the value of future economic benefits associated with the tangible capital assets are less than their net book value. The net write-downs are accounted for as amortization expense and are not reversed.

Contributed tangible capital assets received are recorded at their fair market value on the date of contribution, except in circumstances where the value cannot be reasonably determined, in which case they are recognized at nominal value. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water, and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits are measured as the difference between the Province’s Net Debt and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

1.   Financial Reporting and Accounting Policies (continued)

(e)	Measurement Uncertainty

Measurement uncertainty exists in determining certain amounts at which items are recorded or disclosed in these consolidated financial statements. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because actual results may differ materially from the Province’s estimates.

Measurement uncertainty that is material exists in the estimation of tax revenues, pension, retirement and other obligations, liabilities for contaminated sites, and the value of tangible capital assets.

Personal Income Tax (PIT) revenue of $2.88 billion (2020 – $2.98 billion), Corporate Income Tax (CIT) revenue of $315.9 million (2020 – $475.6 million), and Harmonized Sales Tax (HST) revenue of $1.84 billion (2020 – $2.04 billion), see Schedule 1, may be subject to subsequent revisions based on changes to key tax revenue inputs. Changes to tax revenue inputs can be based on new or revised information, possible differences between the estimated and actual economic growth, and other assumptions used in statistical modelling to accrue these revenues. When these changes are to revenue estimates of prior years, they are classified as prior years’ adjustments (PYAs), see Note 5. Revisions to tax revenue inputs and variances in actual experience can result in significant estimate changes. Some of the key variable inputs related to tax revenues include, but are not limited to, the following:

Personal Income Tax	Corporate Income Tax	Harmonized Sales Tax
• Personal taxable income levels	• National corporate taxable income levels as	• Personal consumer expenditure levels
• Provincial taxable	provided by Finance	• Provincial GDP
income yield • Tax credits uptake	Canada • Nova Scotia’s share of national taxable income	• Spending by exempt industries • Rebate levels
	• Tax credits uptake	• Residential housing investment

The liabilities for pension, retirement and other obligations of $2.80 billion (2020 – $2.69 billion), see Note 4, are subject to uncertainty because actual results may differ significantly from the Province’s various long-term assumptions about plan members, return on investment of pension fund assets, health care cost trend rates for retiree benefits, the Province’s long-term cost of borrowing, and other economic conditions. Uncertainty exists in the liabilities for contaminated sites of $413.0 million (2020 – $398.9 million), see Note 9, because the actual nature and extent of the remediation activities, methods, and site contamination may differ significantly from the Province’s anticipated remediation plans. The net book value of tangible capital assets of $7.13 billion (2020 – $6.37 billion), see Schedule 7, is subject to uncertainty because of differences between estimated useful lives of the assets and their actual useful lives. Other areas requiring the use of management estimates include allowances for doubtful accounts and the valuation of loans receivable and investments.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

1. Financial Reporting and Accounting Policies (continued)

(f)	Future Changes in Accounting Standards

The Public Sector Accounting Board (PSAB) has issued the following new accounting standards effective April 1, 2022:

–	PS 1201 Financial Statement Presentation replaces PS 1200 with general reporting principles for disclosure of information and is effective in the period PS 2601 and PS 3450 are adopted

–	PS 2601 Foreign Currency Translation replaces PS 2600 with revised accounting and reporting principles for transactions that are denominated in a foreign currency

–	PS 3041 Portfolio Investments replaces PS 3040 with revised accounting and reporting principles for portfolio investments and is effective in the period PS 2601 and PS 3450 are adopted

–

PS 3280 Asset Retirement Obligations defines and provides guidance for accounting and reporting retirement obligations associated with tangible capital assets and includes the withdrawal of PS 3270 Solid Waste Landfill Closure and Post-Closure Liability

–	PS 3450 Financial Instruments defines and provides guidance for accounting and reporting all types of financial instruments including derivatives

PSAB has also issued the following new accounting standards effective April 1, 2023:

–

PS 3160 Public Private Partnerships provides guidance on the accounting, measurement, and disclosure of infrastructure assets and related liabilities where the government procures the assets using a private sector partner

–	PS 3400 Revenue provides guidance on the accounting and reporting of revenue from exchange and non-exchange transactions

These new accounting standards have not been applied in preparing these consolidated financial statements. The Province does not expect PS 3160 to have a significant impact on the current accounting and disclosures of public private partnerships. The Province is currently assessing the impact of the other standards, and the extent of the impact of their adoption on the consolidated financial statements has not yet been fully determined.

2. Restricted Assets

As at March 31, 2021, assets of $106.3 million (2020 – $101.2 million) were designated for restricted purposes by parties external to the Province. Restricted cash and short-term investments totaled $33.7 million (2020 – $30.3 million), comprised of: $26.1 million for Nova Scotia Health Authority (NSHA) Centre for Clinical Research (2020 – $20.8 million), $4.5 million for gas market development as part of the Nova Scotia Market Development Initiative Fund (2020 – $4.4 million), $2.0 million for endowment and scholarship funds (2020 – $2.3 million), and $1.1 million for various other purposes (2020 – $2.8 million).

Restricted investments totaled $72.6 million (2020 – $70.9 million), comprised of: $50.2 million for NSHA Centre for Clinical Research and other purposes (2020 – $49.3 million), and $22.4 million for endowment funds (2020 – $21.6 million).

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

3. Deferred Revenue

($ thousands)	2021	2020

Canada-Nova Scotia Emergency Treatment Fund	1,455	2,183
Canada-Nova Scotia Home and Community Care and Mental Health and Addictions Services Funding Agreement	4,600	4,549
Canada-Nova Scotia Workforce Development Agreement	11,348	—
Cape Breton-Victoria Regional Centre for Education	2,181	2,288
Chignecto Central Regional Centre for Education	1,193	1,297
Conseil scolaire acadien provincial	3,259	2,487
Develop Nova Scotia	2,920	2,698
Federal Gas Tax Fund	3,239	2,896
Halifax Regional Centre for Education	4,771	5,400
Housing Nova Scotia – Social Housing Agreement and Other Federal Funding	65,733	53,013
Izaak Walton Killam Health Centre – Capital, Research, and Other Restricted Funds	30,913	28,185
Nova Scotia Community College	30,762	26,701
Nova Scotia Health Authority – Capital, Research, and Other Restricted Funds	76,320	70,107
Nova Scotia Market Development Initiative Fund	1,076	—
Perennia Food & Agriculture Incorporated	93	4,781
Public Archives of Nova Scotia	2,404	2,422
Resource Recovery Fund Board Inc. – Unearned Revenue from Container Deposits, Paint Levies, and Tire Deposits	22,284	21,893
Seniors Pharmacare	6,234	8,205
Other Externally Restricted Funds	8,623	8,893
Total Deferred Revenue	279,408	247,998

4. Pension, Retirement and Other Obligations

The Province offers its employees a variety of pension and other retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. Most plans are unfunded and are economically dependent on the Province. Except as otherwise noted, the cost of benefits is recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs.

(a)	Description of Obligations

Pension Benefit Plans

The Province participates in multiple funded pension plans. The Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP) are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Since April 1, 2013, the PSSP operates under a joint governance structure whereby the Minister of Finance and Treasury Board transferred responsibility of the PSSP to the Public Service Superannuation Plan Trustee Inc. (PSSPTI), the new trustee of the PSSP. PSSPTI is a body corporate comprised of 13 board members – six represent the Province as the employer, six

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

4. Pension, Retirement and Other Obligations (continued)

represent the employees, and an independent chairperson. Due to this transfer and the changes made to the Public Service Superannuation Act effective April 1, 2013, the Province no longer has any residual liability for the PSSP and therefore does not record PSSP assets or liabilities in these consolidated financial statements. The Province’s pension expense for the PSSP is limited to the employer contributions paid to the PSSP, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five- year cycle.

As at March 31, 2021, the PSSP was 97.6 per cent funded. Based on the PSSP’s funded health, indexing of 0.85 per cent per year was previously approved for the period of January 1, 2016 to December 31, 2020 and no changes to member and employer plan contributions were made. The most recent funded health review for the five-year cycle starting January 1, 2021 and ending December 31, 2025 was completed in 2019-20. As at December 31, 2019, the funded ratio was 98.5 per cent, below 100.0 per cent; therefore, no indexing will be paid during the current five- year cycle, and no changes to member and employer plan contributions were made. The Province’s contributions to the PSSP in 2021 were $92.3 million (2020 – $88.7 million).

On April 1, 2006, the Minister of Finance and Treasury Board transferred responsibility for the governance of the TPP to the Teachers’ Pension Plan Trustee Inc. (TPPTI). TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union (NSTU), four nominated by the Province, and one Chair agreed to by both parties. Under a joint governance structure, the Province and NSTU membership equally share all surpluses and deficits of the plan. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in these consolidated financial statements. In addition, the Province recognizes one-half of the components associated with the net benefit plan expense associated with this plan. As at March 31, 2021, the total accrued benefit liability associated with this plan was $897.3 million (2020 – $804.0 million).

As at December 31, 2020, the TPP was 79.0 per cent funded. The TPP Regulations stipulate that when the most recent actuarial valuation shows an actuarial deficit of more than 10.0 per cent, no indexing shall be provided to those pensioners under the variable indexing provision (those who retired on or after August 1, 2006, and those who retired prior to August 1, 2006 but elected to participate in the variable indexing provision). In accordance with Regulation 27C(1), the Province contributed an additional $20.7 million to the TPP in 2021 (2020 – $23.3 million) based on the present value of the forgone indexing as determined by the TPP’s actuary. The Province’s total contributions to the TPP in 2021 were $128.3 million (2020 – $129.6 million).

During the year, the weighted average actual rate of return on TPP plan assets was 17.8 per cent (2020 – -2.5 per cent). The total market value of plan assets at March 31, 2021 was $5.5 billion (2020 – $4.9 billion). The liability recorded in 2021 for the TPP was based on the most recent actuarial valuation performed at December 31, 2019, extrapolated to March 31, 2021.

Another one of the Province’s significant funded pension plans is the Nova Scotia Health Employees’ Pension Plan (NSHEPP), a multiemployer defined benefit pension plan, funded by employer and employee contributions. As at December 31, 2020, the NSHEPP was 126.0 per cent funded. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these consolidated financial statements. The most recent actuarial valuation was performed on July 1, 2020 and extrapolated to December 31, 2020, which indicated a funding surplus of $2.2 billion (2020 – $2.1 billion). The Province’s contributions to this plan in 2021 were $117.1 million (2020 – $109.7 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

4. Pension, Retirement and Other Obligations (continued)

The Province is also responsible for the Pension Plan for the Non-Teaching Employees of the Nova Scotia Education Entities, which provides pension benefits to the non-teaching employees of the participating Regional Centres for Education (RCEs) and the Conseil scolaire acadien provincial (CSAP). The Province fully accounts for the accrued benefit asset and net benefit plan expense of this plan. The most recent actuarial valuation was performed on December 31, 2019 and extrapolated to March 31, 2021. As at December 31, 2019, the plan was 108.2 per cent funded, and the total market value of the plan assets at March 31, 2021 was $206.2 million (2020 – $170.4 million). Employer contributions in 2021 were $5.6 million (2020 – $5.2 million).

The Province has several other unfunded defined benefit pension plans. The liabilities for these other plans recorded in 2021 were based on the most recent actuarial valuations performed between December 31, 2018 and September 30, 2020 and extrapolated to March 31, 2021.

Retirement Allowances

The Province sponsors retirement allowance plans for which benefits are paid upon retirement based on an employee’s length of service and rate of pay. The Province discontinued its retirement allowance plans for unionized staff and non-union civil servant/management employees on April 1, 2015 and August 11, 2015 (discontinuation dates), respectively, and no new members will be admitted into the plans. Effective April 1, 2020, service accumulation was discontinued for public service awards for those entitled to receive a service award under the Public Service Award Regulations made under the Provincial Court Act. An early service award pay-out has not yet been communicated to those eligible. The payment of any remaining retirement allowances will be deferred until retirement and calculated based on accumulated service as of the respective discontinuation dates, or as of the first day of a new collective agreement for those contracts expiring after that date, and salary upon retirement.

The liabilities for these retirement allowance plans recorded in 2021 were based on the most recent actuarial valuations performed between March 31, 2018 and October 31, 2020 and extrapolated to March 31, 2021.

Post-Employment Benefits

The Province sponsors two unfunded post-employment benefit plans: a Self-Insured Workers’ Compensation Plan and retirement health benefits, some of which contain a life insurance provision. Retirement health benefits vary depending on the collective agreements negotiated with each group. The Province pays 65.0 per cent and 100.0 per cent of the cost of retirement health benefits for the PSSP and TPP retirees, respectively.

For the Self-Insured Workers’ Compensation Plan, the amount recorded in these consolidated financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments based on claims ongoing at year-end.

The liabilities for these post-employment benefit plans recorded in 2021 were based on the most recent actuarial valuations performed between December 31, 2019 and March 31, 2021 and extrapolated to March 31, 2021.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

4. Pension, Retirement and Other Obligations (continued)

The Province also participates in the Nova Scotia Public Service Long Term Disability Plan (LTD Plan). The Province has no residual responsibility to the LTD Plan for any shortfalls in funding. As a result, the Province does not account for any net position of the LTD Plan in these consolidated financial statements. The LTD Plan is managed and administered, under joint trusteeship, by a Board of Trustees appointed by the two plan sponsors: five nominated by the Province, five nominated by the Nova Scotia Government and General Employees Union (NSGEU), and one Chair agreed to by both sponsors. The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The most recent actuarial valuation was performed at December 31, 2020 and indicated a funded ratio of 150.0 per cent. The Province’s contributions to this plan in 2021 were $7.5 million (2020 – $7.4 million).

Accumulated Sick Leave Benefits

The Province’s RCEs and CSAP, health authorities, and Nova Scotia Community College (NSCC) have collective agreements containing sick leave provisions that accumulate but do not vest. The Province must measure and record a liability associated with the accumulated sick leave benefits (ASLBs) anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job functions, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as the discount rate, retirement age assumptions, future salary increases, mortality rates, etc. The liabilities for ASLBs recorded in 2021 were based on the most recent actuarial valuations performed between March 31, 2018 and August 15, 2020 and extrapolated to March 31, 2021.

Special Termination Benefits

The Province offered early retirement incentive programs to members of the PSSP and TPP in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire early. The cost of these benefits was accrued in the year the employee accepted the early retirement option and continue to be calculated using actuarial valuations.

The liabilities for these termination benefits recorded in 2021 were based on the most recent actuarial valuations performed at December 31, 2018 and extrapolated to March 31, 2021.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

4. Pension, Retirement and Other Obligations (continued)

(b)	Summary of Balances at Year-End

($ thousands)			2021	2020
	Pension Benefits	Other Benefits	Total	Total

Projected Benefit Obligation,
Beginning of Year	3,932,842	1,846,380	5,779,222	5,722,671
Current Benefit Cost	90,610	89,983	180,593	165,150
Interest Cost	222,497	58,240	280,737	284,367
Actuarial Losses (Gains)	225,637	(157,312)	68,325	(71,723)
Benefit/Premium Payments	(251,029)	(66,915)	(317,944)	(323,503)
Other	1,822	(294)	1,528	2,023
Curtailment	—	50	50	—
Plan Settlement	—	—	—	237
Projected Benefit Obligation,
End of Year	4,222,379	1,770,132	5,992,511	5,779,222

Market Related Value of Plan Assets,
Beginning of Year	2,868,270	—	2,868,270	2,842,309
Expected Return on Plan Assets	161,161	—	161,161	175,149
Actuarial Gains (Losses)	21,716	—	21,716	(68,251)
Benefit Payments	(251,029)	—	(251,029)	(248,384)
Other	1,302	—	1,302	1,270
Employer Contributions	105,783	—	105,783	105,841
Employee Contributions	61,680	—	61,680	60,336
Market Related Value of Plan Assets,
End of Year	2,968,883	—	2,968,883	2,868,270

Net Benefit Plans Deficiency, End of Year	1,253,496	1,770,132	3,023,628	2,910,952
Unamortized Net Actuarial Gains (Losses)	(386,526)	166,772	(219,754)	(216,623)
Accrued Benefit Liability,
End of Year	866,970	1,936,904	2,803,874	2,694,329

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

4. Pension, Retirement and Other Obligations (continued)

(c)	Actuarial Assumptions

Below are the significant assumptions used to measure the Province’s benefit plan obligations.

	2021		2020
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits

Long-term inflation rate	2.00%	2.00%	2.00%	2.00%

Expected real rate of return on plan assets:
TPP	3.68%		4.26%

Rate of compensation increase	1.5% - 2.0% + merit	1.5% - 2.0% + merit	2.0% - 2.5% + merit	2.0% - 2.5% + merit

Discount rates:
TPP	5.75%		6.35%
Other Plans		3.01%		3.24%

Other assumptions

–	7.0 per cent annual rate increase in the cost per person of covered health care benefits for 2020-21, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

–	7.0 per cent annual rate increase in the cost per person of covered prescription drugs for 2020-21, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

Actuarial assumptions are reviewed and assessed on an annual basis to ensure that they take into account various changing conditions and reflect the Province’s best estimate of performance over the long term.

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 5.0 to 18.0 years. The Province’s weighted-average EARSL is 15.0 years.

(d)	Sensitivity Analysis

Changes in actuarial assumptions can result in significantly different estimates of the projected benefit obligations. The table below indicates the possible changes to these obligations for the more significant benefit plans as a result of slightly different key actuarial assumptions.

($ thousands)						2021
		Pension Benefits		Other Benefits		Total

Possible change in obligations due to:
a) Discount Rate – 0.5% Decrease	249,874	6.3%	181,571	10.4%	431,445	7.6%
b) Salary Growth Rate – 1.0% Increase	143,555	3.6%	13,999	0.8%	157,554	2.8%
c) Health Care Cost Trend Rate – 1.0% Increase	n/a	n/a	375,265	21.5%	375,265	6.6%

The above sensitivity analyses are based on a change in one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the projected benefit obligations to significant actuarial assumptions, the same method was applied as when calculating the projected benefit obligations recognized on the statement of financial position.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

4. Pension, Retirement and Other Obligations (continued)

(e)	Net Benefit Plans Expense

The table below shows the components of the net benefit plans expense.

($ thousands)			2021	2020
	Pension Benefits	Other Benefits	Total	Total
Current Benefit Cost	90,610	89,983	180,593	165,150
Employee Contributions	(61,680)	—	(61,680)	(60,346)
Employer Contributions *	64,161	—	64,161	64,796
Plan Settlement	—	—	—	237
Loss on Curtailment	—	50	50	—
Amortization of Net Actuarial
Losses (Gains)	45,840	(1,623)	44,217	42,890
Recognition of Actuarial Losses (Gains) on Settlement	—	(711)	(711)	(204)
Other	33	(599)	(566)	(7)
Interest Cost	222,497	58,240	280,737	284,367
Expected Return on Plan Assets	(161,161)	—	(161,161)	(175,149)
Employer Contributions to
Multi-Employer Plans	209,415	7,465	216,880	205,896
Net Benefit Plans Expense	409,715	152,805	562,520	527,630

Recorded as:
Fringe Benefits Expense	323,626	58,252	381,878	367,973
Pension Valuation Adjustment	24,753	36,313	61,066	50,439
Net Pension Interest Cost	61,336	58,240	119,576	109,218
Net Benefit Plans Expense	409,715	152,805	562,520	527,630

*

This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with the TPP to reflect the Province’s share of this plan under joint trusteeship.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

5. Prior Years’ Adjustments (PYAs)

PYAs resulting from measurement uncertainty reflect updates to the Province’s forecasts and revisions to information obtained from the federal government relating to prior years. The current year revenues and corresponding PYAs are reported on Schedule 1 as follows:

($ thousands)			2021			2020
	Current	PYA	Total	Current	PYA	Total
Provincial Sources
Personal Income Tax	2,928,319	(45,859)	2,882,460	2,890,224	87,672	2,977,896
Corporate Income Tax	410,906	(94,999)	315,907	537,865	(62,240)	475,625
Harmonized Sales Tax	1,901,013	(64,120)	1,836,893	1,936,772	107,940	2,044,712
Petroleum Royalties	—	38,794	38,794	—	7,813	7,813
Preferred Share Dividend [1]	14,417	—	14,417	3,777	7,475	11,252
Large Corporations Tax [1]	—	—	—	—	(49)	(49)
		(166,184)			148,611

Federal Sources
Canada Health Transfer	1,078,379	(1,828)	1,076,551	1,043,370	(367)	1,043,003
Canada Social Transfer	386,932	(661)	386,271	376,945	(135)	376,810
		(2,489)			(502)

[1]	Included in Other Tax Revenue on Schedule 1

6. Debt Servicing Costs

($ thousands)	2021	2020
CDN$ Denominated Debt	610,001	692,897
Pension, Retirement and Other Obligations	119,576	109,218
Capital Leases	9,525	11,247
Other Debt	7,073	22,112
Amortization of Premiums and Discounts on Unmatured Debt	(5,982)	(1,156)
Amortization of Foreign Exchange Gains	(6,041)	(6,995)
Total Debt Servicing Costs	734,152	827,323

For the year ended March 31, 2021, total debt servicing costs for the Province’s government business enterprises were $9.4 million (2020 – $10.4 million).

7. Expenses by Object

($ thousands)	2021	2020
Grants and Subsidies	4,656,001	4,286,537
Salaries and Employee Benefits	4,506,731	4,381,405
Operating Goods and Services	1,901,670	1,986,696
Professional Services	382,361	356,519
Amortization	442,190	440,228
Debt Servicing Costs	734,152	827,323
Other	4,357	2,848
Total Expenses by Object	12,627,462	12,281,556

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

8. Cash Flow — Net Change in Other Items

($ thousands)	2021	2020

Decrease (Increase) in Receivables from Government
Business Enterprises	4,537	(41,900)
Decrease (Increase) in Accounts Receivable	96,775	(96,596)
Increase in Inventories for Resale	(318)	(359)
Increase (Decrease) in Bank Advances and Short-Term Borrowings	(75,189)	197,585
Increase (Decrease) in Accounts Payable and Accrued Liabilities	240,072	(178,013)
Increase in Deferred Revenue	31,410	27,101
Increase (Decrease) in Accrued Interest	7,639	(27,985)
Increase in Pension, Retirement and Other Obligations	109,545	76,747
Increase in Liabilities for Contaminated Sites	14,069	26,794
Increase in Inventories of Supplies	(60,979)	(9,495)
Decrease (Increase) in Prepaid Expenses	5,205	(19,499)
Total Net Change in Other Items	372,766	(45,620)

9.  Liabilities for Contaminated Sites

Various provincially owned sites throughout the province are known to be or at risk of being contaminated. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2021, a total liability for contaminated sites of $413.0 million (2020 – $398.9 million) has been recorded in these consolidated financial statements.

The Province’s estimates for remediation are based on environmental studies, engineering reports, and if appropriate, extrapolation techniques similar to those used for other contaminated sites with which the Province was involved. These estimates have been measured on an undiscounted basis. As at March 31, 2021, the Province has identified and continues to track approximately 133 sites in total. Of these, 42 were identified as sites where action is likely and for which a liability was recorded, including the following:

Boat Harbour in Pictou County

As at March 31, 2021, a liability of $274.5 million (2020 – $260.1 million) has been recognized for the remediation of effluent on site. At this stage in the process, the Province continues to test and refine its current remediation strategy, and as a result, there is still significant measurement uncertainty related to this estimate. A comprehensive remediation plan is under review by the federal regulator, and an approval decision is pending.

The federal government has committed to reimbursing the Province for up to $100.0 million in eligible remediation costs incurred on this project. This federal commitment has not been reflected as part of the Boat Harbour remediation liability but has been disclosed as a contractual right in Note 10(e) and is expected to result in revenue in future periods as the remediation is completed.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

9. Liabilities for Contaminated Sites (continued)

Sydney Steel Corporation (SYSCO) and Adjacent Sites including the Sydney Tar Ponds/Coke Ovens site As at March 31, 2021, a liability of $59.6 million (2020 – $63.5 million) has been recognized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the long-term maintenance and monitoring of the Sydney Tar Ponds/Coke Ovens site expected until 2039.

Abandoned Mine Sites

The Province is responsible for the risk management and potential remediation of certain historic abandoned mines that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals, coal, gypsum, and limestone. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site.

The Province has identified two former gold mine sites where contamination is known to exceed an environmental standard. A liability of $59.5 million (2020 – $47.9 million) has been recognized for these sites. In addition, the Province will be providing notification in accordance with the Contaminated Sites Regulations regarding contamination on eight historic gold mining sites on Crown lands where contamination is expected to exceed an environmental standard. The Province has also identified other abandoned mine sites where contamination is expected to exceed an environmental standard but where additional investigation is necessary before providing notification. While remediation may be required in the future, no liability has been recognized for these other sites as further testing and evaluation is required to determine the extent of contamination and possible site management options. If remediation activities are required for these sites, a liability will be recorded when the extent becomes measurable.

For the remaining 83 identified sites, 59 of which are additional abandoned mine sites, no liability for remediation has been recorded either because they have a minimal risk of requiring future remediation or the extent of contamination and possible remediation activities is unknown. They are at various stages of evaluation, and studies will continue to assess the nature and extent of contamination to develop remediation plans and record a liability, if necessary. For the sites with minimal contamination, the Province does not expect to give up any future economic benefits as there is likely no significant environmental impact or risks to human health.

10. Contingencies and Contractual Obligations/Rights

(a)	Contingent Liabilities

Lawsuits

The Province is involved in various legal proceedings arising from government activities. These disputes have resulted from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a loss due to a lawsuit is likely to occur and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process as at March 31, 2021 was $101.8 million (2020 – $106.9 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

10. Contingencies and Contractual Obligations/Rights (continued)

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

(b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur, are measurable, and collectability is reasonably assured.

(c)	Contractual Obligations

As at March 31, 2021, the Province had contractual obligations as follows:

($ thousands)		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Obligations

2022	1,837,998	3,244	1,841,242
2023	1,370,146	1,687	1,371,833
2024	1,205,566	1,607	1,207,173
2025	650,232	1,604	651,836
2026	1,475,544	1,604	1,477,148
2027 to 2031	2,102,526	—	2,102,526
2032 to 2036	675,850	—	675,850
2037 to 2041	323,252	—	323,252
2042 and thereafter	114,528	—	114,528
	9,755,642	9,746	9,765,388

These contractual obligations are comprised of $9,410.8 million from the General Revenue Fund, $344.9 million from the Province’s governmental units, and $9.7 million from the government business enterprises. Included are contractual obligations for the Department of Health and Wellness of $3,640.5 million for service agreements with long-term care facilities, $1,729.1 million for the Department of Justice for the Royal Canadian Mounted Police (RCMP) policing services, $1,149.9 million for Assistance to Universities relating to post-secondary operating grants, $849.4 million for the Department of Transportation and Infrastructure Renewal (TIR) for future commitments related to P3 arrangements ($432.7 million for the capital portion and $416.7 million for the operating and maintenance portion), $210.6 million for TIR for various school, health, and other construction projects, $177.6 million for the Department of Municipal Affairs and Housing (MAH) for future commitments associated with the Federal Gas Tax transfer, $172.8 million for MAH for various funding commitments under the Investing in Canada Infrastructure Program, and $108.4 million for the Halifax Regional Centre for Education mostly for transportation services.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

10. Contingencies and Contractual Obligations/Rights (continued)

(d)	Operating Leases

As at March 31, 2021, the Province was contractually obligated under various operating leases. Future minimum annual lease payments were as follows:

($ thousands)		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments

2022	88,843	51	88,894
2023	77,766	51	77,817
2024	63,916	52	63,968
2025	54,121	35	54,156
2026	41,783	—	41,783
2027 to 2031	77,461	—	77,461
2032 to 2036	14,239	—	14,239
2037 to 2041	14,555	—	14,555
2042 and thereafter	5,776	—	5,776
	438,460	189	438,649

(e)	Contractual Rights

As at March 31, 2021, the Province had contractual rights as follows:

($ thousands)		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Rights

2022	520,069	—	520,069
2023	358,179	—	358,179
2024	203,390	—	203,390
2025	104,454	—	104,454
2026	92,913	—	92,913
2027 to 2031	131,371	—	131,371
2032 to 2036	2,381	—	2,381
2037 to 2041	2,381	—	2,381
2042 and thereafter	913	—	913
	1,416,051	—	1,416,051

These contractual rights are comprised of $369.4 million for the Department of Transportation and Infrastructure Renewal for various federal funding programs, including $100.0 million for the reimbursement of remediation costs associated with the Boat Harbour site in Pictou County as described in Note 9. Other contractual rights include $224.4 million for Housing Nova Scotia for federal funding initiatives under the National Housing Strategy, $177.6 million for the Department of Municipal Affairs and Housing for the Federal Gas Tax transfer, $145.2 million for the Department of Education and Early Childhood Development for Early Learning and Child Care programs and other federal funding programs, and $125.6 million for the Department of Health and Wellness for various federal funding programs.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

11. Risk Management and Use of Derivative Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to interest rate risk, credit risk, liquidity risk, and foreign exchange risk. The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. To reduce its exposure to interest rate risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2021, the Province had executed 36 interest rate swap contracts to convert certain interest payments from fixed to floating and from floating to fixed. These swaps have terms remaining of 0.2 years to 14.3 years, a notional principal value of $1.0 billion, and a mark to market value of -$7.0 million. A one per cent increase or decrease in interest rates would result in a $5.9 million increase or decrease in debt servicing costs on floating financial instruments outstanding at the end of the fiscal year.

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A–” with a stable outlook as determined by the major credit rating agencies.

Liquidity risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having up to 50.0 per cent of long- term debt with a maturity of over 15.0 years.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary unfavourably due to fluctuations in foreign exchange rates. To manage this risk, the Province uses derivative contracts to convert foreign currency principal and interest payments into Canadian dollar denominated cash flows. Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

11. Risk Management and Use of Derivative Financial Instruments (continued)

The Province has currency swap contracts that convert foreign denominated debt into Canadian dollar-denominated debt as follows:

($ thousands)

Maturity Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market [1]

May 1, 2021	US$	300,000	CON$	312,002	55,299
April 1, 2022	US$	300,000	CON$	379,517	4,265
July 30, 2022	US$	300,000	CON$	329,310	39,037
Total	US$	900,000	CON$	1,020,829	98,601

[1]	-Mark to Market is an indication of the swap’s market value as at March 31, 2021. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2021.

12. Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)

	2021	2020
Nova Scotia Credit Union Deposit Insurance Corporation [1]	37,182	34,405
Public Trustee [2]	58,677	54,450
Miscellaneous Trusts [3]	34,110	25,984
Total Trust Funds Under Administration	129,969	114,839

[1]	- Represents trust with December 31 year-end
[2]	- Financial statements of these funds are available in Public Accounts - Volume 2
[3]	- Miscellaneous trusts include a large number of relatively small funds

Other

The Nova Scotia Teachers’ Union and the Province agreed to joint trusteeship of the Teachers’ Pension Plan (TPP) effective April 1, 2006. Under joint trusteeship, the trustee of the Plan is the Teachers’ Pension Plan Trustee Inc. (TPPTI), of which the Province appoints four of nine members. TPPTI is responsible for the administration of the trust fund and investment management of fund assets. The total net assets available for benefits as at December 31, 2020 were $5.5 billion (2019 – $5.4 billion).

Effective April 1, 2013, the Minister of Finance and Treasury Board transferred responsibility of the Public Service Superannuation Plan to a new trustee, Public Service Superannuation Plan Trustee Inc., of which the Province appoints six of 13 members. Due to this transfer and the changes made to the Public Service Superannuation Act effective April 1, 2013, the Province no longer has any responsibility for this plan. As at March 31, 2021, the total net assets available for benefits were $7.2 billion (2020 – $6.4 billion).

The Nova Scotia Public Service Long Term Disability Plan (LTD Plan) operates as a joint trusteeship between the Province and the Nova Scotia Government and General Employees Union (NSGEU), of which the Province appoints five of 11 trustees. The Trustees are responsible for the administration of the trust fund and investment management of fund assets, and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The total net assets available for benefits as of December 31, 2020 were $174.3 million (2019 – $166.3 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

13. Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial Crown corporations, agencies, boards, and commissions. Significant related party transactions have been eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province.

Related parties also include key management personnel having the authority and responsibility for planning, directing, and controlling the activities of the Province, their close family members, and any entities closely affiliated with these individuals. Key management personnel for the Province have been identified as the Premier, Cabinet Ministers, other MLAs appointed to Treasury and Policy Board, Deputy Ministers, Associate Deputy Ministers, and the senior leaders and Board members of the Province’s controlled entities. The Province may enter into transactions with these individuals and entities in the normal course of business measured at the exchange amount.

For the year ended March 31, 2021, there were no transactions to report between the Province and key management personnel, their close family members, or any entities affiliated with them at a price different than fair market value or under terms different than what two unrelated parties would agree to.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

14. Contributed Services

Volunteers contribute a significant amount of their time each year to support the delivery of certain programs and services within the health and education sectors. The fair value of these contributed services is not readily determinable and, as such, they are not recognized in these consolidated financial statements.

15. Impact of COVID-19 Pandemic

As a result of the COVID-19 outbreak that was declared a pandemic on March 11, 2020, the Province has been operating under a provincial state of emergency through the release of these Public Accounts. Throughout the year, varying degrees of restrictions were in place, which were reflective of the public health conditions being experienced by the Province.

Operational Impact

The Province experienced considerable operational impacts due to COVID-19 including delays and deferrals in most non-urgent health care services and surgeries, clinic closures, and changes in employee absenteeism. Nova Scotia Health Authority (NSHA) and IWK Health Centre established COVID-19 assessment centers across the province, increasing virtual care, further enhancing lab testing capacities, ensuring personal protective equipment (PPE) supply was sufficient to meet demand, and coordinating vaccination clinics throughout the province. Mandatory screening protocols and visitor restrictions were also put into place across the province.

In addition, the Province developed the Back-to-School plan for the 2020-21 pre-primary to grade 12 school year, and students returned to in-class instruction in September 2020 under various protocols, including the extensive use of PPE by staff and students, and enhanced cleaning and ventilation checks. Subsequent to year-end, effective April 28, 2021, all schools in the province were temporarily closed and students moved to at-home virtual learning. The temporary closure ended on June 2, 2021, and students returned to in-class instruction for the remainder of the 2020-21 school year.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

15. Impact of COVID-19 Pandemic (continued)

Government business enterprises were also significantly impacted. Nova Scotia Gaming Corporation (NSGC) ceased video lottery operations and closed its casinos on March 15, 2020. Video lottery operations began a gradual reopening June 6, 2020 and casinos reopened on October 5, 2020.

Intermittent regional and provincial disruptions continued to significantly impact NSGC’s financial performance during the year. The Nova Scotia Liquor Corporation experienced significant change in its operations, with reduced sales to restaurants and bars; however, sales to individuals out- performed budgeted estimates. Individuals made fewer visits to NSLC stores, but the average purchase was of higher value. Reduced travel also impacted toll revenue of both Highway 104 Western Alignment Corporation and Halifax-Dartmouth Bridge Commission resulting in decreased net income for both organizations.

Financial Impact

COVID-19 has caused significant volatility and thus increased measurement uncertainty related to the impacts of the virus. The effects of this pandemic will continue into the foreseeable future, and the Province continues to assess and monitor the effects on its financial condition. These consolidated financial statements include the financial impact of COVID-19 on the Province’s revenues, expenses, and tangible capital assets, summarized as follows:

($ thousands)	2021
Revenue by Federal Initiative
Federal-Provincial Safe Restart Agreement	289,526
Essential Health Care Workers Program	80,737
Federal Safe Return to Class Funding for Primary-12	47,880
Workforce Development Agreement – Recovery Efforts	25,713
Contributions of Personal Protective Equipment	18,362
Total COVID-19 Related Federal Revenue	462,218
Gross Expenses by Department
Health and Wellness	391,747
Municipal Affairs and Housing	77,548
Education and Early Childhood Development	67,400
Community Services	55,531
Labour and Advanced Education & Assistance to Universities	51,544
Other Departments	53,961
Total COVID-19 Related Gross Expenses	697,731
Total COVID-19 Related Tangible Capital Asset Spending	242,020

Inventory of Vaccines, Vaccination Supplies, and Personal Protective Equipment (PPE)

The Province received COVID-19 vaccines at no cost from the federal government in support of the vaccination roll-out plans. Due to confidentiality clauses embedded in contracts between the federal government and the various COVID-19 vaccine manufacturers, the federal government was not in a position to share information related to the price per dose of vaccines. Therefore, COVID-19 vaccines received from the federal government at no cost have not been reflected in these consolidated financial statements due to the difficulty in determining fair value. During the year, the Province received 186 thousand COVID-19 vaccines and held 70.2 thousand in inventory at March 31, 2021.

Certain vaccination supplies and PPE that were received from the federal government at no cost have been estimated and reflected in these consolidated financial statements using the average costs for similar materials. The recorded value of these vaccination supplies and PPE is $18.4 million.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2021

16. Subsequent Events

41st Provincial General Election

On July 17th, 2021, the Nova Scotia legislature was dissolved, and a general provincial election was called. The 41st provincial general election was held on Tuesday, August 17th, 2021. Members of the 64th Legislative Assembly of Nova Scotia were sworn in on Monday, August 30th, 2021. The Province’s new Executive Council was sworn in Tuesday, August 31st, 2021 forming a new majority government lead by the Progressive Conservative Party of Nova Scotia.

Federal-Provincial Agreement on Childcare

In July 2021, the Province entered into a $605.0 million funding agreement on childcare with the federal government. Federal funding will be provided over five years through the Canada-Nova Scotia Canada-Wide Early Learning and Child Care Agreements. The funding is contingent on the Province delivering on commitments consistent with the principles of the multilateral framework, such as to reduce fees for early learning and increase the number of childcare spaces.

Nova Scotia Innovation Corporation Gain

In July 2021, Nova Scotia Innovation Corporation realized a $101.0 million gain on the disposition of an investment.

Nova Scotia Health Authority Board Dissolved

On September 1, 2021, the Board of the Nova Scotia Health Authority (NSHA) was dissolved. NSHA is now led by a team of four – two representatives of NSHA and two representatives from the Province. The two representatives from NSHA are the Chief Executive Officer (CEO) and the Administrator. Representing the Province are the Deputy Minister of Health and Wellness and the CEO of the Office of Health Care Professionals Recruitment.

17. Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year.

Schedules to the Consolidated Financial Statements

Schedule 1

Province of Nova Scotia

Revenue

For the fiscal year ended March 31, 2021

($ thousands)

	2021	2020
Provincial Sources
Tax Revenue
Personal Income Tax *	2,882,460	2,977,896
Corporate Income Tax *	315,907	475,625
Harmonized Sales Tax *	1,836,893	2,044,712
Tobacco Tax	208,002	183,035
Motive Fuel Tax	223,787	266,539
Cannabis and Vaping Product Tax	9,241	7,341
Other Tax Revenue *	188,241	208,047
	5,664,531	6,163,195
Other Provincial Revenue
Recoveries	416,687	443,828
Other Revenue of Governmental Units	411,709	471,217
Municipal Contributions to Regional Centres for Education	282,826	274,639
Petroleum Royalties *	38,794	7,813
Offshore License Forfeitures	2,000	1,000
Registry of Motor Vehicles	137,128	135,023
Other Government Charges	50,261	65,641
Miscellaneous	145,896	151,598
Net Gain on Disposal of Crown Assets	—	1,355
	1,485,301	1,552,114

Net Income from Government Business Enterprises (Schedule 6)	384,261	388,621
Investment Income
Interest Revenue	88,705	114,812
Sinking Fund and Public Debt Management Fund Earnings	57,802	93,670
	146,507	208,482

Total Provincial Sources	7,680,600	8,312,412

Federal Sources
Equalization Payments	2,145,883	2,009,037
Canada Health Transfer *	1,076,551	1,043,003
Canada Social Transfer *	386,271	376,810
Recoveries	341,466	341,862
Offshore Accord	—	8,227
TCA Cost Shared Revenue	85,421	35,112
Crown Share	(994)	4,340
Other Federal Transfers	570,669	153,040
Total Federal Sources	4,605,267	3,971,431

Total Revenue	12,285,867	12,283,843

*   See Note 5 for details of Prior Years’ Adjustments

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses

For the fiscal year ended March 31, 2021

($ thousands)

	2021	2020
Agriculture
Department of Agriculture	34,175	41,060
Nova Scotia Crop and Livestock Insurance Commission	2,859	7,307
Nova Scotia Harness Racing Fund	1,014	1,012
Perennia Food & Agriculture Incorporated	16,138	8,663
	54,186	58,042
Business
Department of Business	42,391	103,204
Develop Nova Scotia	10,704	11,841
Nova Scotia Business Inc.	70,912	60,541
Nova Scotia Innovation Corporation	10,800	13,523
Nova Scotia Strategic Opportunities Fund Incorporated	3	11
Tourism Nova Scotia	29,238	22,270
	164,048	211,390
Communities, Culture and Heritage
Department of Communities, Culture and Heritage	112,968	98,963
Art Gallery of Nova Scotia	3,810	4,050
Gaels Forward Fund	14	10
Public Archives of Nova Scotia	138	178
Schooner Bluenose Foundation	20	15
Sherbrooke Restoration Commission	2,868	2,322
Vive l’Acadie Community Fund	41	40
	119,859	105,578
Community Services
Department of Community Services	1,016,984	994,833

Education and Early Childhood Development
Department of Education and Early Childhood Development	198,187	232,372
Annapolis Valley Regional Centre for Education	172,517	163,855
Cape Breton-Victoria Regional Centre for Education	177,344	174,114
Chignecto Central Regional Centre for Education	253,173	246,606
Conseil scolaire acadien provincial	101,625	96,078
Halifax Regional Centre for Education	647,561	608,565
Nova Scotia Education Common Services Bureau	261	669
Nova Scotia School Insurance Program	6,994	4,965
South Shore Regional Centre for Education	95,028	93,256
Strait Regional Centre for Education	99,605	100,336
Tri-County Regional Centre for Education	92,171	90,066
	1,844,466	1,810,882

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2021

($ thousands)

	2021	2020
Energy and Mines
Department of Energy and Mines	60,639	34,052
Acadia Coal Company Limited Fund	—	1
Crown Land Mine Remediation Fund	57	54
Nova Scotia Market Development Initiative Fund	25	—
Pengrowth Nova Scotia Energy Scholarship Fund	—	135
	60,721	34,242
Environment
Department of Environment	44,737	40,992
Green Fund	28,759	—
Resource Recovery Fund Board Inc.	59,806	58,040
	133,302	99,032
Finance and Treasury Board
Department of Finance and Treasury Board	23,456	122,093

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	14,674	21,466
Nova Scotia Sportfish Habitat Fund	289	331
	14,963	21,797
Health and Wellness
Department of Health and Wellness	2,467,749	2,220,636
Gambling Awareness Foundation of Nova Scotia	217	547
Izaak Walton Killam Health Centre	287,738	280,545
Nova Scotia Health Authority	2,490,024	2,369,120
	5,245,728	4,870,848
Justice
Department of Justice	360,527	337,653
Nova Scotia Legal Aid Commission	28,730	28,217
	389,257	365,870
Labour and Advanced Education
Department of Labour and Advanced Education	249,027	233,831
Nova Scotia Community College	226,274	235,138
Occupational Health and Safety Trust Fund	70	20
	475,371	468,989

Assistance to Universities	475,447	447,789

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2021

($ thousands)

	2021	2020
Lands and Forestry
Department of Lands and Forestry	105,223	79,661
Crown Land Silviculture Fund	625	1,684
Habitat Conservation Fund	73	187
Off-highway Vehicle Infrastructure Fund	1,473	1,652
Species-at-risk Conservation Fund	234	289
	107,628	83,473
Municipal Affairs and Housing
Department of Municipal Affairs and Housing	265,823	266,992
Housing Nova Scotia	200,096	173,530
Nova Scotia E911 Cost Recovery Fund	5,835	5,296
Nova Scotia Municipal Finance Corporation	506	701
	472,260	446,519
Public Service
Public Service Units	132,304	128,751
Mi’kmaw Youth Fund	28	22
Nova Scotia Utility and Review Board	9,664	9,357
	141,996	138,130
Seniors
Department of Seniors	2,575	2,716

Service Nova Scotia and Internal Services
Department of Service Nova Scotia and Internal Services	299,546	295,110

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	564,531	581,585
Harbourside Commercial Park Inc.	901	611
Nova Scotia Lands Inc.	15,504	9,209
Sydney Steel Corporation	—	3
	580,936	591,408

Restructuring Costs	81,455	170,662

Pension Valuation Adjustment	61,066	50,439

Refundable Tax Credits	123,842	64,391

Net Loss on Disposal of Crown Assets	4,218	—

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2021

($ thousands)

	2021	2020
Debt Servicing Costs
General Revenue Fund	708,109	800,307
Annapolis Valley Regional Centre for Education	362	381
Cape Breton-Victoria Regional Centre for Education	360	388
Chignecto Central Regional Centre for Education	574	602
Conseil scolaire acadien provincial	191	195
Develop Nova Scotia	9	67
Halifax Regional Centre for Education	1,472	1,531
Housing Nova Scotia	10,534	10,653
Izaak Walton Killam Health Centre	815	856
Nova Scotia Community College	3,026	2,893
Nova Scotia Health Authority	7,818	8,161
Nova Scotia Innovation Corporation	50	52
Nova Scotia Legal Aid Commission	382	334
Nova Scotia Municipal Finance Corporation	125	140
Nova Scotia Strategic Opportunities Fund Incorporated	17	86
Nova Scotia Utility and Review Board	24	23
Resource Recovery Fund Board Inc.	13	13
Sherbrooke Restoration Commission	5	10
South Shore Regional Centre for Education	(58)	164
Strait Regional Centre for Education	213	257
Tourism Nova Scotia	40	39
Tri-County Regional Centre for Education	71	171
	734,152	827,323

Total Expenses	12,627,462	12,281,556

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 3

Province of Nova Scotia

Loans and Investments

As at March 31, 2021

($ thousands)

	Loans	Provisions	Net 2021	Net 2020
Loans Receivable
Agriculture and Rural Credit Act	179,750	15,065	164,685	159,645
Fisheries Development Act	231,471	2,055	229,416	193,511
Halifax-Dartmouth Bridge Commission	151,000	—	151,000	156,000
Harbourside Commercial Park Inc.	922	—	922	1,121
Housing Nova Scotia	503,215	5,110	498,105	509,229
Labour and Advanced Education –
Student Loans Direct Lending	229,620	92,100	137,520	139,315
Nova Scotia Business Inc.	20,583	10,756	9,827	11,229
Nova Scotia Innovation Corporation	2,153	121	2,032	2,263
Nova Scotia Jobs Fund	407,200	111,834	295,366	304,808
Nova Scotia Municipal Finance Corporation	749,210	—	749,210	770,183
Other	1,867	1,620	247	125
Total Loans Receivable	2,476,991	238,661	2,238,330	2,247,429

	Investments	Provisions	Net 2021	Net 2020
Investments
Art Gallery of Nova Scotia	4,099	—	4,099	4,019
Gambling Awareness Foundation of Nova Scotia	—	—	—	4,184
Nova Scotia Business Inc.	18,362	18,362	—	350
Nova Scotia Community College	19,339	—	19,339	38,710
Nova Scotia Health Authority	50,312	—	50,312	49,326
Nova Scotia Innovation Corporation	60,658	—	60,658	46,763
Nova Scotia Jobs Fund	3,271	1,771	1,500	1,950
Nova Scotia School Insurance Program	6,687	—	6,687	8,319
Perennia Food & Agriculture Incorporated	4,808	—	4,808	6,338
Public Archives of Nova Scotia	2,177	—	2,177	2,219
Resource Recovery Fund Board Inc.	8,435	—	8,435	4,009
Total Investments	178,148	20,133	158,015	166,187

The provisions listed above include $7.5 million (2020 – $7.5 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act. Other provisions include $7.4 million (2020 – $7.5 million) for the Debt Reduction Assistance Program related to the student loans portfolio of the Department of Labour and Advanced Education, of which $0.1 million (2020 – $0.1 million) relates to the student loans guaranteed by the Province.

Maturity dates for loans range from calendar year 2021 to 2050, with some loans having no set maturity date. Interest rates for loans range from 0.0 to 10.0 per cent, with some loans having variable interest rates. Most investments have no set maturity dates or interest rates.

The security on loans can include life insurance, company assets, personal guarantees, or the value of the parent company, if applicable. Security can range from an unsecured position to a fully secured position.

Schedules to the Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt

As at March 31, 2021

($ thousands)

			2021	2020
	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt	Net Unmatured Debt

General Revenue Fund	16,791,548	2,099,798	14,691,750	13,556,935
Develop Nova Scotia	4,335	—	4,335	500
Housing Nova Scotia	110,811	—	110,811	119,001
Nova Scotia Municipal Finance Corporation	5,933	—	5,933	6,727
Nova Scotia Power Finance Corporation	577,250	577,250	—	—
Total Unmatured Debt	17,489,877	2,677,048	14,812,829	13,683,163

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents using the exchange rates established by the terms of the currency swap contracts itemized in Note 11.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s General Revenue Fund and governmental units. Current and long-term debt of the government business enterprises is reflected as part of Investment in Government Business Enterprises on the Statement of Financial Position and further detailed in Schedule 6.

Sinking Fund Assets

As at March 31, 2021, the General Revenue Fund held Sinking Funds and Public Debt Management Funds of $2,099.8 million (2020 – $2,024.1 million). These funds were comprised of $1,156.0 million in Sinking Funds and $943.8 million in Public Debt Management Funds. The total market value of both funds was $2,146.7 million at year-end. During the year, sinking fund contributions were $17.9 million, total earnings were $57.8 million, and there were no redemptions.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The net unamortized portion of the premiums and discounts relating to sinking fund assets as at March 31, 2021 was $17.4 million (2020 – $2.3 million) and is included as part of the value of the sinking funds.

Sinking fund assets consist primarily of debentures of the provincial governments and Government of Canada with fixed interest rates ranging from 0.95 to 9.6 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. At March 31, 2021, the Province held a carrying value of $280.7 million (2020 – $280.7 million) of its own debentures in sinking funds as active investments.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, and Federal US bonds, coupons, and residuals. This debt is reported net of defeasance assets.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt (continued)

As at March 31, 2021

($ thousands)

Debt Repayments

Projected net principal debt repayments, capital lease payments, payments related to Public-Private Partnership (P3) arrangements, and sinking fund requirements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	P3 Payments	Sinking Fund Payments	Total Payments
2022	1,215,931	7,582	—	10,017	1,233,530
2023	1,042,803	5,411	—	—	1,048,214
2024	858,096	5,833	65,282	—	929,211
2025	865,316	5,986	2,002	—	873,304
2026	844,710	6,173	2,081	—	852,964
2027 & thereafter	9,718,319	98,352	58,935	—	9,875,606
	14,545,175	129,337	128,300	10,017	14,812,829

Net principal repayments are comprised of the principal amounts due on loans, debentures, and long-term debt related to leased capital assets and assets acquired under P3 arrangements, less available sinking funds designated to retire the debentures. Net principal repayments for P3 arrangements include payments at substantial completion of approximately 50.0 per cent of costs incurred during construction.

In addition, the Province has approximately $943.8 million (2020 – $930.1 million) in unrestricted sinking funds held in the Public Debt Management Fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions. These unrestricted sinking funds consist of cash and cash equivalents, primarily of Canadian financial institution bankers’ acceptances, provincial commercial paper, and longer term investments of fixed and/or floating federal, federal agency, and provincial term credits.

The term to maturity of these unrestricted sinking funds are summarized as follows:

	2021	2020
Term to Maturity
Cash and Cash Equivalents	154,886	277,789
1 to 3 years	529,264	554,423
3 to 5 years	259,630	97,844
Public Debt Management Funds	943,780	930,056

Schedules to the Consolidated Financial Statements

Schedule 5

Province of Nova Scotia

Gross Unmatured Debt

As at March 31, 2021

($ thousands)

	Foreign Exchange Rate	CDN $ Amount	Maturity Dates	Interest Rates

Debentures
General Revenue Fund (CDN$)		16,512,179	2021 to 2062	1.00% to 9.60%
General Revenue Fund (US$)	0.795	—	2021 to 2022	8.25% to 9.13%
Nova Scotia Municipal Finance Corporation		5,933	2021 to 2032	1.75% to 2.25%
Nova Scotia Power Finance
Corporation (CDN$)		200,000	2031	11.00%
Nova Scotia Power Finance
Corporation (US$)	0.795	377,250	2021	9.40%
Total Debentures		17,095,362

Loans
General Revenue Fund – Other Debt		21,732	2022	0.39% to 2.31%
Develop Nova Scotia		4,335	Demand loan	—
Housing Nova Scotia		110,811	2021 to 2048	1.00% to 6.50%
Total Loans		136,878

Capital Leases and P3 Arrangements
General Revenue Fund – Capital Leases		129,337	2021 to 2043	6.36% to 7.25%
General Revenue Fund – P3 Arrangements		128,300	2043 to 2053	3.62% to 3.95%
Total Capital Leases and P3 Arrangements		257,637

Gross Unmatured Debt		17,489,877

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $900.1 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months’ notice, at the option of the Minister of Finance of Canada. All debt is presented in Canadian dollar equivalents using the exchange rates established by the terms of the currency swap contracts itemized in Note 11.

Long-term debt obligations arising from P3 arrangements are recognized as unmatured debt as the underlying tangible capital assets are constructed. At substantial completion, which is estimated in 2023-24, the Province will repay approximately 50.0 per cent of the costs incurred during construction, with the remaining balance to be repaid over the term of the contracts.

The interest rates shown for the Canadian and US debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Housing Nova Scotia

Notes payable are secured by investments in social housing.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises

As at March 31, 2021

($ thousands)

					2021	2020
	Halifax- Highway 104
	Dartmouth Bridge Commission	Western Alignment Corporation	Nova Scotia Gaming Corporation	Nova Scotia Liquor Corporation	Total	Total

Cash	12,609	727	21,281	31,326	65,943	65,021
Accounts Receivable	173	1,015	88,246	3,729	93,163	90,543
Inventory	38	17	3,186	69,097	72,338	67,588
Investments	15,069	88,732	14,775	—	118,576	121,280
Tangible Capital Assets	271,279	21,731	59,624	89,305	441,939	457,577
Other Assets	319	600	5,958	12,155	19,032	17,256
Total Assets	299,487	112,822	193,070	205,612	810,991	819,265

Accounts Payable	4,746	1,938	138,778	59,449	204,911	202,257
Unmatured Debt	151,000	24,556	17,637	36,446	229,639	242,607
Other Liabilities	4,144	3,626	8,222	30,956	46,948	44,936
Total Liabilities	159,890	30,120	164,637	126,851	481,498	489,800

Equity	139,597	82,702	28,433	78,761	329,493	329,465

Total Liabilities and Equity	299,487	112,822	193,070	205,612	810,991	819,265

Total Revenue	25,968	18,549	227,879	797,944	1,070,340	1,103,966

Debt Servicing Costs	4,187	2,730	597	1,889	9,403	10,443

Other Expenses	21,048	9,751	124,304	521,573	676,676	704,902
Total Expenses	25,235	12,481	124,901	523,462	686,079	715,345

Net Income	733	6,068	102,978	274,482	384,261	388,621

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2021

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and A. Murray MacKay Bridge. In accordance with the Halifax-Dartmouth Bridge Commission Act, the Nova Scotia Utility and Review Board, a provincially controlled public sector entity, regulates toll rates charged for the use of the two bridges operated by HDBC.

Long-Term Loan Agreements with the Province

2015 Loan Agreement

On February 6, 2015, HDBC entered into a long-term unsecured loan agreement with the Province for $160.0 million in relation to the capital project to replace the suspended span of the Angus L. Macdonald Bridge (the Big Lift project). This loan is to be repaid over twenty years starting June 1, 2019 with annual principal repayments of between $4.0 million and $10.0 million. As at March 31, 2021, HDBC had a balance of $151.0 million (2020 – $156.0 million) repayable on the loan, of which $6.0 million is due within a year.

Interest is paid semi-annually on June 1st and December 1st of each year. The average interest rate over the life of the loan is 2.8 per cent. For the year ending March 31, 2021, interest on the loan was $4.2 million (2020 – $4.3 million), of which $1.4 million (2020 – $1.4 million) was payable at year-end.

Restricted Reserve Funds

The 2015 Loan Agreement requires that HDBC maintain three reserve funds: Operating, Maintenance & Administrative (OM) Fund, Debt Service Fund, and Capital Fund. At year-end, restricted assets for these funds totaled $15.1 million (2020 – $15.4 million). These restricted assets were invested in GICs and term deposits with rates between 0.70 and 0.89 per cent. Interest income on restricted assets for the year totaled $0.2 million (2020 – $0.5 million).

Line of Credit Agreement with the Province

A $60.0 million revolving, unsecured line of credit with the Province issued June 30, 2008, matured on December 5, 2019. Subsequently on April 6, 2020, HDBC entered into a new agreement with the Province for a $60.0 million revolving, unsecured line of credit that matures on March 31, 2025. Interest is charged on outstanding balances at a rate equal to the arithmetical average of the discount rates on Canadian Dealer Offered Rate (CDOR) banker’s acceptances applicable on the date of the requested advance payable at maturity.

At March 31, 2021, HDBC had no advances outstanding against the line of credit (2020 – $nil) and no draws or accrued interest for the year (2020 – $nil).

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2021

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia. The Highway 104 Western Alignment Corporation Act, which authorizes the collection of tolls, states that toll collection will cease upon complete payment of all costs and liabilities relating to H104. This includes financing, design, construction, operation and maintenance, and any repair, improvement, alteration, or extension. The forecasted repayment date of all costs and liabilities relating to H104 is in 2026.

Related Party Transactions

H104 had a receivable from the Province in the amount of $0.6 million (2020 – $0.7 million) at year-end. Government grants cover certain expenses incurred and costs of assets. They are recognized initially as deferred revenue at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight-line method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, include maintenance services of $1.4 million (2020 – $1.3 million), enforcement costs of $60.0 thousand (2020 – $60.0 thousand), and purchases of inventory of $nil (2020 – $8.1 thousand) and property, plant and equipment of $48.7 thousand (2020 – $46.6 thousand).

Omnibus Agreement

The Omnibus Agreement, dated April 1, 1996, is an agreement between H104, the Contractor, the Operator, and the Province to design, finance, construct, operate, and maintain the Highway 104 Western Alignment. Under this agreement, the Province retains ownership of the highway. However, H104 is granted the right to operate the highway and collect tolls for a 30-year period, after which time the right will revert to the Province. Overall, the Province has contributed $27.5 million to this project.

Restricted reserve accounts for capital, major maintenance, and debt service have been established in accordance with the Omnibus Agreement. At March 31, 2021, restricted assets totaled $88.7 million (2020 – $84.2 million) and were comprised of investments recorded at amortized cost and included accrued interest of $57.6 thousand (2020 – $0.4 million), a weighted-average term of 4.6 (2020 – 4.3) months to maturity, and a weighted-average interest rate of 0.2 per cent (2020 – 1.5 per cent).

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2021

Highway 104 Western Alignment Corporation (continued)

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between H104 and the Department of Transportation and Infrastructure Renewal for the provision of annual roadway maintenance services and is renewed annually. The annual fee was $1.4 million for the current fiscal year (2020 – $1.3 million). During the year, H104 also incurred management fees of $48.7 thousand (2020 – $42.8 thousand) to the Province.

Long-Term Debt

Long-term debt is comprised of senior toll revenue bonds bearing interest of 10.13 per cent per year, compounded semi-annually, and maturing March 31, 2026. The bonds are payable in equal installments of interest and principal. At year-end, H104 had $20.6 million (2020 – $24.6 million) of long-term debt and $4.0 million (2020 – $3.6 million) of debt maturing within one year. Interest expense on the long-term debt was $2.7 million (2020 – $3.1 million) for the year.

Minimum principal repayments for the next five years are as follows:

2022 – $4.0 million
2023 – $4.4 million
2024 – $4.9 million
2025 – $5.4 million
2026 – $5.9 million

Long-term debt is secured by a first charge and security interest over all the present and future property and assets, including but not limited to, cash and securities held in trust, rights under all material contracts, and all accounts receivable and interest.

Nova Scotia Gaming Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The Gaming Control Act was amended November 13, 2012, whereby the name of NSGC was changed to Nova Scotia Provincial Lotteries and Casino Corporation (NSPLCC). Effective April 18, 2018, the name of the Corporation was changed back to the Nova Scotia Gaming Corporation. The principal activities of NSGC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSGC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

Payable to the Province

NSGC had a payable to the Province in the amount of $121.9 million (2020 – $116.0 million) at year- end. In addition to the net income of $103.0 million (2020 – $121.2 million), NSGC is required to pay to the Province 20.0 per cent of casino gaming revenue, otherwise known as win tax. This amounted to $3.4 million in the current year (2020 – $15.3 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2021

Nova Scotia Gaming Corporation (continued)

Special Payments to Government Departments

NSGC is obligated to make direct payments annually to two provincial government departments: Department of Communities, Culture and Heritage (in support of the Cultural Federation of Nova Scotia and Sport Nova Scotia) and Department of Agriculture (in support of the Exhibition Association of Nova Scotia). In 2021, these payments totaled $0.2 million (2020 – $0.2 million).

As part of its 2005 and 2011 Gaming Strategies, the Province approved contributions of $3.0 million to the Department of Health and Wellness in 2021 (2020 – $3.0 million) to fund problem gambling treatment and $0.5 million (2020 – $0.5 million) to fund youth gambling prevention.

Contribution to Nova Scotia Harness Racing Fund

NSGC annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. These contributions go towards supporting the harness racing industry in Nova Scotia. In 2021, the contribution was $1.0 million (2020 – $1.0 million).

Due to Atlantic Gaming Equipment Limited

As at March 31, 2021, the amount due to Atlantic Gaming Equipment Limited was $15.3 million (2020 – $19.4 million), of which $4.3 million (2020 – $5.5 million) was classified as current. This liability represents a portion of Atlantic Lottery Corporation Inc.’s (ALC) debt used in the acquisition of property, plant and equipment operated on behalf of NSGC. The amount owing has no fixed terms of repayment, is non-interest bearing, and is due on demand if NSGC withdraws from the ALC Unanimous Shareholders Agreement.

Disputed HST Assessments

Included in accounts receivable at March 31, 2021 is $82.3 million (2020 – $77.3 million) that was paid to Canada Revenue Agency (CRA) for an assessment of HST in respect to the operation of certain video lottery terminals sited on First Nation reserves in the province of Nova Scotia. NSGC continues to remit amounts to CRA, on a without prejudice basis, solely to avoid the accumulation of interest and penalties. NSGC is contesting this matter with CRA and on November 14, 2016, through ALC, filed an appeal with the Tax Court. The outcome of the appeal is undeterminable at this time. The amount paid to CRA has been classified as a non-current asset in NSGC’s financial statements due to the uncertainty of when NSGC expects the dispute to be resolved.

Other Comprehensive Income

During the year, NSGC reported $7.4 million in other comprehensive income (OCI) related to its share of Atlantic Lottery Corporation’s OCI (2020 – $3.9 million). As at March 31, 2021, accumulated OCI was $14.8 million (2020 – $7.3 million).

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2021

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989 and the Nova Scotia Cannabis Control Act passed in the Nova Scotia Legislature on April 17, 2018. NSLC operates retail sales locations across the province and has the authority to wholesale, store, distribute, and sell cannabis, while complying with federal requirements and promoting responsible consumption. Upon passing of the Nova Scotia Cannabis Control Act, 3313086 Nova Scotia Limited was dissolved and, under the provisions of the Act, specific responsibilities and authorities related to cannabis distribution and retailing, were assigned to NSLC. In addition, all rights, title, and interest in any real or personal property of 3313086 Nova Scotia Limited vested in the NSLC and all its obligations and liabilities became those of NSLC.

Related Party Transactions

During the year, remittances to the Minister of Finance and Treasury Board totaled $283.0 million (2020 – $209.8 million), which are disclosed in NSLC’s statement of changes in equity. All other transactions with the Province are deemed to be collectively insignificant to NSLC’s financial statements.

Equity

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $78.8 million (2020 – $88.6 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Other Comprehensive Income

During the year, NSLC reported -$1.3 million in other comprehensive income (OCI) related to actuarial losses on defined benefit plans (2020 – $1.4 million). As at March 31, 2021, accumulated OCI was

$2.2 million (2020 – $3.6 million).

1 — Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets

As at March 31, 2021

($ thousands)

						2021	2020
	Land	Buildings and Land Improve- ments	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total

Costs
Opening Costs	1,088,936	6,010,277	1,351,714	231,345	4,013,702	12,695,974	12,207,273
Transfers		(4,738)	4,738				(3)
Additions	48,084	530,554	125,976	32,742	470,851	1,208,207	665,241
Disposals	(492)	(12,555)	(58,208)	(19,895)		(91,150)	(176,537)
Closing Costs	1,136,528	6,523,538	1,424,220	244,192	4,484,553	13,813,031	12,695,974

Accumulated
Amortization
Opening
Accumulated
Amortization		(2,953,995)	(1,013,324)	(155,630)	(2,207,646)	(6,330,595)	(6,064,615)
Transfers		9	(9)				3
Disposals		9,991	56,447	19,692		86,130	174,245
Amortization
Expense		(164,391)	(68,855)	(19,051)	(189,893)	(442,190)	(440,228)
Closing
Accumulated
Amortization		(3,108,386)	(1,025,741)	(154,989)	(2,397,539)	(6,686,655)	(6,330,595)

Net Book Value	1,136,528	3,415,152	398,479	89,203	2,087,014	7,126,376	6,365,379

Opening Balance	1,088,936	3,056,282	338,390	75,715	1,806,056	6,365,379	6,142,658

Closing Balance	1,136,528	3,415,152	398,479	89,203	2,087,014	7,126,376	6,365,379

Increase (Decrease) in Net Book Value	47,592	358,870	60,089	13,488	280,958	760,997	222,721

Schedules to the Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets (continued)

As at March 31, 2021

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization rates of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 – 30 per cent
Machinery, Computers and Equipment	20 – 50 per cent
Vehicles and Ferries	15 – 35 per cent
Roads, Bridges and Highways	5 – 15 per cent

Capital leases of the General Revenue Fund are amortized on a straight-line basis over the length of each lease, ranging from 3 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	2 – 60 years
Machinery, Computers and Equipment	1 – 60 years
Vehicles and Ferries	3 – 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Social Housing assets are included in Buildings and Land Improvements and relate to Housing Nova Scotia. These assets are amortized using the declining balance method. The net book value of these assets is $192.9 million (2020 – $210.4 million).

Included in the closing costs of the various classes as at March 31, 2021 are costs for assets under construction, which have not yet been amortized. These costs relate to Buildings and Land Improvements of $471.6 million; Machinery, Computers and Equipment of $104.8 million; Vehicles and Ferries of $18.0 million; and Roads, Bridges and Highways of $289.1 million.

P3 arrangements are included in the various categories as follows: Buildings and Land Improvements of $21.1 million and Roads, Bridges and Highways of $95.6 million. Of the total P3 costs, 18.1 per cent relates to health care infrastructure and 81.9 per cent relates to highways. These assets are included in the figures above as under construction and have not yet been amortized.

Capital leases are included in the various asset classes as at March 31, 2021 as follows:

	Cost	Accumulated Depreciation
Buildings and Land Improvements	$278.0 million	$116.7 million
Machinery, Computers and Equipment	$9.0 million	$6.4 million
Vehicles and Ferries	$23.8 million	$13.2 million

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 8

Province of Nova Scotia

Direct Guarantees

As at March 31, 2021

($ thousands)

			2021	2020
	Foreign Exchange Rate	Authorized	Utilized	Utilized
Bank Loans
Department of Business – Forestry Contractor Relief Program		5,000	1,106	882
Department of Business – Small Business Loan Guarantee Program		20,000	16,871	—
Department of Labour and Advanced Education – Student Loan Program		179	179	272
Department of Transportation and Infrastructure Renewal (US$)	0.795	6,289	—	—
Nova Scotia Jobs Fund Act		53,180	44,826	47,934 *
Total Bank Loan Guarantees		84,648	62,982	49,088

Federal Loans
Nova Scotia Strategic Opportunities Fund Incorporated		385	385	2,027
Total Federal Loan Guarantees		385	385	2,027

Mortgages
Housing Nova Scotia Act		—	—	5,700
Housing Nova Scotia Act – Canada Mortgage and Housing Corporation Indemnities		10,300	10,300	13,800
Total Mortgage Guarantees		10,300	10,300	19,500

Total Direct Guarantees		95,333	73,667	70,615

Less: Provision for Guarantee Payout
Department of Business – Forestry Contractor Relief Program			(277)	(221)
Department of Business – Small Business Loan Guarantee Program			(2,543)	—
Housing Nova Scotia Act			(3,706)	(3,936)
Nova Scotia Jobs Fund Act			(7,460)	(7,460)
Nova Scotia Strategic Opportunities Fund Incorporated			(385)	(2,027)
			(14,371)	(13,644)
Less: Provision for Student Debt Reduction Program
Department of Labour and Advanced Education – Student Loan Program			(78)	(100)

Net Direct Guarantees			59,218	56,871
(Not provided for in these consolidated financial statements)

* Amount was updated from the prior year based on the most current information

Schedules to the Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting

As at March 31, 2021

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2021 and 2020 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter- segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary and advanced education, as well as labour support.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2021

($ thousands)

					Infrastructure &
	Health		Education		Public Works		Social Services

	2021	2020	2021	2020	2021	2020	2021	2020
Revenue
Provincial Sources
Tax Revenue	208,002	183,035	—	—	223,787	266,539	—	—
Other Provincial Revenue	404,691	466,109	415,640	471,516	24,169	17,760	206,293	110,914
Net Income from GBEs	—	—	—	—	6,801	20,172	—	—
Investment Income	1,085	1,626	8,271	13,008	—	—	22,293	23,332
Federal Sources	1,176,795	1,126,084	345,272	315,447	88,557	36,128	283,914	270,453
Total Revenue	1,790,573	1,776,854	769,183	799,971	343,314	340,599	512,500	404,699

Expenses
Grants and Subsidies	2,253,857	1,914,874	789,393	724,568	53,548	67,176	926,092	905,781
Salaries and Employee Benefits	1,937,653	1,897,525	1,614,013	1,563,036	141,091	140,349	157,064	142,742
Operating Goods and Services	962,462	1,057,824	326,980	352,942	118,670	109,002	138,411	135,697
Professional Services	58,478	52,127	23,868	25,586	71,726	68,830	6,994	7,280
Amortization	81,727	84,194	86,396	88,155	218,371	209,674	21,875	22,302
Debt Servicing Costs	9,001	9,494	6,211	6,582	—	—	31,790	32,810
Other	1,617	1	1	—	—	—	1,177	—
Total Expenses	5,304,795	5,016,039	2,846,862	2,760,869	603,406	595,031	1,283,403	1,246,612

Segment Result	(3,514,222)	(3,239,185)	(2,077,679)	(1,960,898)	(260,092)	(254,432)	(770,903)	(841,913)

Schedules to the Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2021

($ thousands)

	Natural Resources & Economic Development		Other Government		Inter-Segment Eliminations		Total

	2021	2020	2021	2020	2021	2020	2021	2020

Revenue
Provincial Sources
Tax Revenue	490	446	5,232,252	5,713,175	—	—	5,664,531	6,163,195
Other Provincial Revenue	194,857	139,780	447,790	433,217	(208,139)	(87,182)	1,485,301	1,552,114
Net Income from GBEs	—	—	377,460	368,449	—	—	384,261	388,621
Investment Income	3,530	2,466	133,888	192,212	(22,560)	(24,162)	146,507	208,482
Federal Sources	47,322	42,763	2,663,407	2,180,556	—	—	4,605,267	3,971,431
Total Revenue	246,199	185,455	8,854,797	8,887,609	(230,699)	(111,344)	12,285,867	12,283,843

Expenses
Grants and Subsidies	157,180	177,264	643,998	542,109	(168,067)	(45,235)	4,656,001	4,286,537
Salaries and Employee
Benefits	151,429	140,088	510,758	502,320	(5,277)	(4,655)	4,506,731	4,381,405
Operating Goods and
Services	192,400	178,440	179,595	167,497	(16,848)	(14,706)	1,901,670	1,986,696
Professional Services	15,930	14,073	207,808	190,665	(2,443)	(2,042)	382,361	356,519
Amortization	16,617	16,730	17,204	19,173	—	—	442,190	440,228
Debt Servicing Costs	130	256	724,634	817,860	(37,614)	(39,679)	734,152	827,323
Other	1,304	7,874	708	—	(450)	(5,027)	4,357	2,848
Total Expenses	534,990	534,725	2,284,705	2,239,624	(230,699)	(111,344)	12,627,462	12,281,556

Segment Result	(288,791)	(349,270)	6,570,092	6,647,985	—	—	(341,595)	2,287

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity

As at March 31, 2021

The General Revenue Fund is comprised of the Province’s departments, public service units, special operating agencies, and the net income from government business enterprises, which are consolidated with the special purpose funds, governmental units, and a proportionate share of the government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units	Special Operating Agencies
(Consolidation Method)	(Consolidation Method)

Agriculture	Nova Scotia Apprenticeship Agency
Business [1]	Nova Scotia Home for Colored Children
Invest Nova Scotia Fund	Restorative Inquiry
Nova Scotia Jobs Fund	Sydney Tar Ponds Agency (inactive)
Communities, Culture and Heritage [1]
Community Services	Special Purpose Funds
Education and Early Childhood Development	(Consolidation Method)
Energy and Mines [1]
Environment [1]	Acadia Coal Company Limited Fund
Finance and Treasury Board	CorFor Capital Repairs and Replacements Fund
Muggah Creek Remediation Fund	Crown Land Mine Remediation Fund
Public Debt Management Fund	Crown Land Silviculture Fund
SYSCO Decommissioning Fund	Democracy 250 (inactive)
Fisheries and Aquaculture	Gàidheil Air Adhart (Gaels Forward Fund)
Health and Wellness	Gaming Addiction Treatment Trust Fund
Justice	Green Fund
Labour and Advanced Education [1]	Habitat Conservation Fund
Lands and Forestry [1]	Mi’kmaw Youth Fund
Municipal Affairs and Housing [1]	Nova Scotia Coordinate Referencing System Trust Fund
Public Service	Nova Scotia E911 Cost Recovery Fund
Aboriginal Affairs [1]	Nova Scotia Environmental Trust
Communications Nova Scotia	Nova Scotia Government Acadian Bursary Program Fund
Elections Nova Scotia	Nova Scotia Harness Racing Fund
Executive Council	Nova Scotia Market Development Initiative Fund
Freedom of Information and Protection	Nova Scotia Nominee Program Fund
of Privacy Review Office	Nova Scotia Sportfish Habitat Fund
Human Rights Commission	Occupational Health and Safety Trust Fund
Intergovernmental Affairs	Off-highway Vehicle Infrastructure Fund
Legislative Services	P3 Schools Capital and Technology Refresh Fund [2]
Nova Scotia Police Complaints Commissioner	Pengrowth Nova Scotia Energy Scholarship Fund
Nova Scotia Securities Commission	Scotia Learning Technology Refresh Fund
Office of Immigration [1]	Select Nova Scotia Fund
Office of the Auditor General	Species-at-risk Conservation Fund
Office of the Ombudsman	Sustainable Forestry Fund
Public Prosecution Service	Vive l’Acadie Community Fund
Public Service Commission
Regulatory Affairs and Service Effectiveness	Governmental Units
Seniors [1]	(Consolidation Method)
Service Nova Scotia and Internal Services
Transportation and Infrastructure Renewal [1]	Annapolis Valley Regional Centre for Education
Art Gallery of Nova Scotia
Arts Nova Scotia

1 – Restructured February 23, 2021 and August 31, 2021 Original name listed here

2 – Includes refresh funds related to P3 schools

Schedules to the Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2021

Governmental Units (continued)

(Consolidation Method)

Cape Breton-Victoria Regional Centre for Education	Nova Scotia School Insurance Program
Check Inns Limited (inactive)	Association [2]
Chignecto Central Regional Centre for Education	Nova Scotia Strategic Opportunities Fund Incorporated
Conseil scolaire acadien provincial	Nova Scotia Utility and Review Board
Creative Nova Scotia Leadership Council	Perennia Food & Agriculture Incorporated
Develop Nova Scotia	Public Archives of Nova Scotia
3104102 Nova Scotia Limited	Resource Recovery Fund Board Inc.
Gambling Awareness Foundation of	Schooner Bluenose Foundation
Nova Scotia (inactive)	Sherbrooke Restoration Commission
Halifax Regional Centre for Education	South Shore Regional Centre for Education
Harbourside Commercial Park Inc.	Strait Regional Centre for Education
Sydney Utilities Limited	Sydney Environmental Resources Limited (inactive)
Housing Nova Scotia	Sydney Steel Corporation
Cape Breton Island Housing Authority	Tourism Nova Scotia
Cobequid Housing Authority	Tri-County Regional Centre for Education
Eastern Mainland Housing Authority	Upper Clements Family Theme Park Limited (inactive)
Metropolitan Regional Housing Authority	3052155 Nova Scotia Limited (inactive)
Western Regional Housing Authority
Invest Nova Scotia Board	Government Business Enterprises
Izaak Walton Killam Health Centre	(Modified Equity Method)
Nova Scotia Arts Council (inactive)
Nova Scotia Boxing Authority	Halifax-Dartmouth Bridge Commission
Nova Scotia Business Inc.	Highway 104 Western Alignment Corporation
Nova Scotia Independent Production Fund	Nova Scotia Gaming Corporation
Nova Scotia Community College	Atlantic Lottery Corporation (25% ownership)
Nova Scotia Community College Foundation	Interprovincial Lottery Corporation (10% ownership)
Nova Scotia Crop and Livestock Insurance	Nova Scotia Gaming Equipment Limited
Commission	Nova Scotia Liquor Corporation
Nova Scotia Education Common Services Bureau [1]
Nova Scotia Farm Loan Board	Government Partnership Arrangements
Nova Scotia Fisheries and Aquaculture Loan Board	(Modified Equity Method) [3]
Nova Scotia Health Authority
Provincial Drug Distribution Program	Atlantic Provinces Special Education Authority
Nova Scotia Innovation Corporation	(approximately 56% share)
1402998 Nova Scotia Limited 3087532 Nova Scotia Limited	Canada-Nova Scotia Offshore Petroleum Board (50% share)
Nova Scotia Lands Inc.	Canadian Sports Centre Atlantic
Nova Scotia Legal Aid Commission	(approximately 14% share)
Nova Scotia Municipal Finance Corporation	Council of Atlantic Premiers
Nova Scotia Power Finance Corporation	(approximately 31% share)
Nova Scotia Primary Forest Products Marketing Board	Halifax Convention Centre Corporation (50% share)
Nova Scotia School Insurance Exchange [2]

1 – Formerly Nova Scotia School Boards Association

2 – Entity is a partnership controlled by the seven Regional Centres for Education, Conseil scolaire acadien provincial, and the Nova Scotia Community College

3 – GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method